EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EchoStar Communications Corporation:
We consent to incorporation by reference in the registration statement on Form S-8 of EchoStar Communications Corporation of our reports dated February 28, 2007, with respect to the consolidated balance sheets of EchoStar Communications Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of EchoStar Communications Corporation, and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.
Our report refers to the adoption of Securities and Exchange Staff Commission Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and to the adoption of Statement of Financial Standards No. 123 R, Share-Based Payment.
KPMG LLP
/s/ KPMG LLP
Denver, Colorado
October 26, 2007